As filed with the Securities and Exchange Commission on                        .         Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AT&T INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	43-1301883
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

208 S. Akard Street; Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

AT&T Inc. Non-Employee Director Stock Purchase Plan
(Full Title of the Plan)

Name, address and telephone number of agent for service:	Please send copies of all communications to:
Ann E. Meuleman	Wayne Wirtz
Senior Vice President and Secretary	Associate General Counsel
AT&T Inc.	AT&T Inc.
175 E. Houston, 11th Floor	175 E. Houston, 2nd Floor
San Antonio, Texas 78205-2233	San Antonio, Texas 78205-2233
(210) 821-4105	(210) 821-4105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer   X      Accelerated filer          Non-accelerated filer          Smaller Reporting Company ___

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	1,000,000 (1)	$30.135 (2)	$30,135,000 (2)	$1,185.00

(1)	The number of shares being registered represents the maximum number of shares of Common Stock which may be issued pursuant to the AT&T Inc. Non-Employee Director Stock Purchase Plan.
(2)
The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 for purposes of calculating the registration fee. The maximum aggregate offering price was computed by multiplying 1,000,000 shares by the average of the high and low price of the stock on August 4, 2008 ($30.135 per share).

PART I. INFORMATION REQUIRED IN PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents have been filed by AT&T Inc. (“AT&T”) with the Securities and Exchange Commission (the “SEC”) (File No. 1-08610) and are incorporated herein by reference:  Annual Report on Form 10-K for the year ended December 31, 2007; Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008; the description of AT&T’s shares of common stock, contained in its Registration Statement on Form 10, dated November 15, 1983; and AT&T’s Current Reports on Form 8-K, filed on January 24, 2008, January 28, 2008, February 1, 2008, March 21, 2008, April 3, 2008, April 4, 2008, April 11, 2008, April 18, 2008, April 22, 2008, May 13, 2008, and July 23, 2008.

All documents filed by AT&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) subsequent to the filing of this registration statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

The Registrant is registering common shares which are registered pursuant to Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

The laws of the State of Delaware provide for indemnification of any person (the “Indemnitee”), under certain circumstances, against reasonable expenses, including attorneys’ fees, incurred in connection with the defense of a civil, criminal, administrative or investigative proceeding (other than an action by or in the right of AT&T) to which such person has been made, or threatened to have been made, a party by reason of the fact that he or she is or was serving as a director, officer, employee or agent of AT&T or by reason of the fact that he or she is or was serving at the request of AT&T as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Pursuant to the statute, indemnity may be provided for if the Indemnitee acted in good faith (and with respect to a criminal action or proceeding, had no reason to believe his or her conduct was unlawful) and in a manner reasonably believed to be in or not opposed to the best interests of AT&T. With respect to any threatened, pending or completed action or suit by or in the right of AT&T, the statute provides that AT&T may indemnify against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement if the Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of AT&T, except that no indemnification may be made if the Indemnitee shall have been adjudged to be liable to AT&T unless specific court approval is obtained. The statute further provides that the indemnification provided pursuant to it shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise. The bylaws of AT&T provide that AT&T shall indemnify, and advance expenses to, any director, officer, employee or agent of AT&T or any person serving as a director or officer of any other entity at the request of AT&T to the fullest extent permitted by law.

Under the statute, AT&T may, and does, maintain insurance policies covering AT&T, any director or officer of AT&T and any person serving at the request of AT&T as a director or officer of any other entity. These insurance policies generally cover liabilities arising out of such service, including liabilities for which any such person may not be indemnified by AT&T.

In recognition of the directors’ and officers’ need for substantial protection against personal liability in order to assure their continued service to AT&T in an effective manner, their reliance on the bylaws and to provide them with specific contractual assurances that the protection promised by such bylaws will be available to them, AT&T has entered into indemnity agreements with each of its directors and officers.

Each agreement specifies that AT&T will indemnify the director or officer to the fullest extent permitted by law, as soon as practicable after written demand is presented, against any and all expenses and losses arising out of any action, suit or proceeding, inquiry or investigation related to the fact that the director or officer is or was a director, officer or employee, agent or fiduciary of AT&T or was serving another corporation, partnership or joint venture in such a capacity at the request of AT&T. Each agreement also provides that AT&T will promptly advance any expenses if requested to do so. Each director and officer undertakes in the agreement to repay such advancements if it is ultimately determined that he or she was not entitled to indemnification. The right of any director or officer to indemnification in any case will be determined by either the Board of Directors (provided that a majority of directors are not parties to the claim), by a person or body selected by the Board of Directors or, if there has been a change in control, defined in the agreement generally to mean an acquisition by any person of 20 percent or more of AT&T’s stock or a change in the identity of a majority of the Board of Directors over a two-year period, by a special, independent counsel.

In each agreement, AT&T commits to maintaining its insurance coverage of directors and officers both in scope and amount at least as favorable as the policies maintained as of the effective date of the agreement. In the event that such insurance is not reasonably available or if it is determined in good faith that the cost of the insurance is not reasonably justified by the coverage thereunder or that the coverage thereunder is inadequate, AT&T may discontinue any one or more of such policies or coverages. In such event, AT&T agrees to hold harmless and indemnify directors and officers to the full extent of the coverage which would otherwise have been provided if the insurance in effect on the effective date of the agreements had been maintained. Each agreement will remain effective so long as the director or officer is subject to liability for an indemnifiable event (the “indemnification period”). Each agreement also provides that if during the indemnification period the then existing directors and officers have more favorable indemnification rights than those provided for in the agreement, each director or officer shall be entitled to such more favorable rights. The foregoing summary is subject to the detailed provisions of the Delaware General Corporation Law, AT&T’s bylaws, and the agreements between AT&T and each of its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number                                           Description of Exhibits

5              Validity opinion of Wayne Watts, Esq.

10	AT&T Inc. Non-Employee Director Stock Purchase Plan

23-a	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23-b            Consent of Wayne Watts, Esq. (contained in opinion filed as Exhibit 5)

24                                      Powers of Attorney of Officers and Directors

Item 9. Undertakings

 (a)           The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 6th day of August, 2008.

        AT&T INC.

                                                                                By:  /s/ Richard G. Lindner
    Richard G. Lindner
    Senior Executive Vice President
    and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Principal Executive Officer:	Randall L. Stephenson * Chairman of the Board, Chief Executive Officer and President
Principal Financial and Accounting Officer:	Senior Executive Vice President and Chief Financial Officer

By:   /s/ Richard G. Lindner
Richard G. Lindner, as attorney-in-fact
for Mr. Stephenson, the Directors, and on
his own behalf as Principal Financial
and Accounting Officer

                August 6, 2008

DIRECTORS:
William F. Aldinger III *	Lynn M. Martin *
Gilbert F. Amelio *	John B. McCoy *
Reuben V. Anderson *	Mary S. Metz *
James H. Blanchard *	Joyce M. Roche *
August A. Busch III *	Laura D’Andrea Tyson *
James P. Kelly *	Patricia P. Upton *
Jon C. Madonna *
*  By power of attorney

INDEX TO EXHIBITS

Exhibit Number                                           Description of Exhibits

5                               Validity opinion of Wayne Watts, Esq.

10	AT&T Inc. Non-Employee Director Stock Purchase Plan

23-a	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23-b                               Consent of Wayne Watts, Esq. (contained in opinion filed as Exhibit 5)

24                                      Powers of Attorney of Officers and Directors